Exhibit 10.10
LINE OF CREDIT PROMISSORY NOTE

$250,000	Effective Date: May 28, 2009

FOR VALUE RECEIVED, Coil Tubing Technology, Inc., a Nevada Corporation, ("Borrower") promises to pay to the order of Charles Wayne Tynon ("Lender"), the principal sum of Two Hundred Fifty Thousand Dollars ($250,000 ), or so much thereof as may be disbursed to, or for the benefit of the Borrower by Lender in Lender's sole and absolute discretion.  It is the intent of the Borrower and Lender hereunder to create a line of credit agreement between Borrower and Lender whereby Borrower may borrow up to $250,000 from Lender; provided, however, that Lender has no obligation to lend Borrower any amounts hereunder and the decision to lend such money lies in the sole and complete discretion of the Lender.

INTEREST & PRINCIPAL: The unpaid principal of this Line of Credit Promissory Note (this “Note”) shall bear simple interest at the rate of six percent (6%) per annum.  Interest shall be calculated based on the principal balance as may be adjusted from time to time to reflect additional advances made hereunder.  Interest on the unpaid balance of this Note shall accrue monthly but shall not be due and payable until such time as when the principal balance of this Note becomes due and payable. The principal balance of this Note shall be due and payable on June 1, 2011.  There shall be no penalty for early repayment of all or any part of the principal or interest hereon.

SECURITY: This Note shall be secured by one (1) Security Agreement of even date herewith ("Security Agreement"), granting Lender a security interest in the Collateral (as defined in the Security Agreement).  In the event of a default by the Borrower under this Note or under the Security Agreement, Lender shall be entitled to all remedies as set forth in the Security Agreement.

DEFAULT: The Borrower shall be in default of this Note on the occurrence of any of the following events: (i) the Borrower shall fail to meet its obligation to make the required principal or interest payments hereunder; (ii) the Borrower shall be dissolved or liquidated; (iii) the Borrower shall make an assignment for the benefit of creditors or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; (iv) the Borrower shall commence any case, proceeding, or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or any such action shall be commenced against the undersigned (which is not stayed within sixty (60) days); (v) the Borrower shall suffer a receiver to be appointed for it or for any of its property or shall suffer a garnishment, attachment, levy or execution.

REMEDIES: Upon default of this Note, Lender may declare the entire amount due and owing hereunder to be immediately due and payable. Lender may also use all remedies in law and in equity to enforce and collect the amount owed under this Note.

CONVERSION RIGHTS: At any time after June 1, 2010, Lender shall have the right, but not the obligation, to convert any amount due under this Note into shares of Borrower’s common stock at the rate of $.0033333 per share.  Accordingly, by way of example, if two hundred and fifty thousand shares dollars ($250,000) is due anytime after June 1, 2010, Lender shall have the right to convert the amount due to him for up to 75 million shares of Borrower’s common stock.  Such shares will be subject to any and all restriction as may be legally necessary at the time of such conversion (if any).  Further, the conversion rate shall be adjusted accordingly for any stock issuances, stock splits, stock dividends or any other adjustments in the number of issued and outstanding shares of the Borrower.

Borrower hereby waives demand, presentment, notice of dishonor, diligence in collecting, grace and notice of protest.

BORROWER:

/s/ Jerry Swinford
Coil Tubing Technology, Inc. a Nevada Corporation
By: Jerry Swinford, President